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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Farmland Industries, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of Farmland Industries, Inc. of our report dated October 17, 1997, relating to the consolidated balance sheets of Farmland Industries, inc. and subsidiaries as of August 31, 1997 and 1996 and the related consolidated statements of operations, cash flows and capital shares and equities for each of the years in the three year period ended August 31, 1997, and the related schedule, which report appears in the August 31, 1997 annual report on Form 10-K of Farmland Industries, Inc.

                                                       /s/ KPMG PEAT MARWICK LLP

                                                           KPMG PEAT MARWICK LLP

Kansas City, Missouri
June 23, 1998